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EXHIBIT 99.1

Adaptec Extends Leadership Position in iSCSI With Acquisition of Platys Communications

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  Time to Market Advantage in iSCSI Acceleration Technology

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  Delivers IP Storage Connectivity Products for Fast-Growing SAN, NAS and Storage Switch Markets

MILPITAS, Calif., July 2, 2001—Adaptec, Inc. (NASDAQ:ADPT), the leader in IP Storage connectivity, today announced the acquisition of Platys Communications, Inc. of Santa Clara, Calif. The acquisition accelerates Adaptec's ability to provide IP Storage connectivity for three key high-growth IP Storage markets, namely: SAN (iSCSI end-to-end connectivity); Switches (Fibre Channel extension and routing); and NAS (iSCSI and TCP/IP connectivity).

Platys, founded in 1997, develops and markets advanced storage networking products, including highly differentiated iSCSI ASICs, scalable to 10Gbit. Adaptec has led the market in providing iSCSI interoperability, with software expertise in both host and target side devices.

"Platys Communications has extremely impressive products, technology and people. They bring a unique combination of ASIC strengths in storage routing and iSCSI acceleration that complements the interoperability testing expertise Adaptec has been providing to early adopters of iSCSI," said Bob Stephens, president and CEO of Adaptec. "It's an exciting new development to be able to offer Adaptec customers Platys-based silicon that is scalable to 10Gbit, which we believe is well ahead of the competition. We plan to inject this technology quickly into our OEM customer base and into our RAID products."

"Platys Communications was early in defining how to solve the performance and scalability issues that have been at the forefront of iSCSI adoption, and because of this, strategic interest in our company has been intense for some time," said Ram Jayam, CEO and founder of Platys. "This choice was clear. The team at Adaptec shares our vision, our sense of urgency, and most importantly, our passion for winning. Adaptec has the storage expertise, customer relationships and global infrastructure to capture a significant share of the IP Storage connectivity market."

Adaptec's acquisition of Platys Communications involves a stock and cash transaction of approximately $150 million in value, and is expected to close this quarter.

Safe Harbor Statement

    This press release contains forward-looking statements regarding future events or the future performance of Adaptec including statements regarding the development and performance of future products, the company's ability to introduce products before its competitors, and market acceptance of and demand for the company's products. Actual events could, of course, differ materially as a result of many factors including the timing of product introductions by Adaptec and it's competitors, the degree of market acceptance of Adaptec's products, the impact of component shortages on Adaptec's customers, changes in industry standards, changes in Adaptec's product mix, rapid or unexpected changes in customer requirements, purchasing decisions by key customers, competitive pricing pressures, overall conditions in the high-performance PC, server and software markets, and general economic conditions. For more complete discussion of these and other factors, please refer to the section titled "Certain Factors Bearing Risks on Future Operating Results" in Part 1 of the company's annual report on form 10-K for the year ended March 31, 2001.

About Adaptec

    Adaptec Inc. (NASDAQ:ADPT) provides broad-markets with intelligent, highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec's storage solutions are found in high-performance networks, servers, workstations and desktops from the world's leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is an S&P 600 SmallCap index member. More information is available at www.adaptec.com.

editorial contact	investor contact
Ed Rebello	David A. Young
Adaptec, Inc.	Adaptec, Inc.
t: 408.957.7861	t: 408.957.6773
e: ed_rebello@adaptec.com	e: dyoung@adaptec.com

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  Adaptec Extends Leadership Position in iSCSI With Acquisition of Platys Communications
  Safe Harbor Statement
  About Adaptec